Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Gulf Resources, Inc.

We hereby consent to the incorporation by reference of our report, dated August 17, 2026, which appears in the Annual Report on Form 10-K/A filed with the U.S. Securities Exchange Commission (“SEC”) on September 29, 2026, in the Registration Statement on Form S-3 (file no. 333-288496) and Form S-8 (file no. 333-207731, 333-292651), relating to the audit of the consolidated balance sheets of Gulf Resources, Inc. (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”).

/s/ GGF CPA LTD
PCAOB NO: 2729
Guangzhou, China
September 29, 2026